Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 7 TO MASTER INDENTURE

This SUPPLEMENTAL INDENTURE NO. 7 TO MASTER INDENTURE, dated as of June 11, 2020 (this “Supplemental Indenture”), is made between the World Financial Network Credit Card Master Note Trust, as Issuer (the “Issuer”), and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as successor in interest to The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as Indenture Trustee (the “Indenture Trustee”), to the Master Indenture, dated as of August 1, 2001, between the Issuer and the Indenture Trustee (as amended by the Omnibus Amendment, dated as of March 31, 2003, as further amended by the Supplemental Indenture No. 1 to Master Indenture, dated as of August 13, 2003, as further amended by the Supplemental Indenture No. 2 to Master Indenture, dated as of June 13, 2007, as further amended by the Supplemental Indenture No. 3 to Master Indenture, dated as of May 27, 2008, as further amended by the Supplemental Indenture No. 4 to Master Indenture, dated as of June 28, 2010, as further amended by the Supplemental Indenture No. 5 to Master Indenture, dated as of February 20, 2013, as further amended by the Supplemental Indenture No. 6 to Master Indenture, dated as of July 6, 2016, and as supplemented by the Agreement of Resignation, Appointment and Acceptance, dated as of May 27, 2008, and the Agreement of Resignation, Appointment and Acceptance, dated as of June 26, 2012, the “Master Indenture”). Capitalized terms used and not otherwise defined in this Supplemental Indenture are used as defined in the Master Indenture.

WHEREAS, the Issuer and the Indenture Trustee desire to amend the Master Indenture pursuant to Section 10.1 of the Master Indenture in certain respects as set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1.     Amendments to the Master Indenture.

(a)     Section 2.11(d) of the Master Indenture is hereby amended and restated in its entirety as follows:

(d)     Issuer may direct Indenture Trustee in writing to deposit the net proceeds from any New Issuance in the Excess Funding Account. Issuer may also specify that on any Transfer Date the proceeds from the sale of any new Series may be withdrawn from the Excess Funding Account and treated as Shared Principal Collections.  On any Business Day, the Transferor may direct the Servicer to withdraw funds on deposit in the Excess Funding Account in an amount not to exceed the lesser of (i) the amount by which the Transferor Amount exceeds the Specified Transferor Amount on such day and (ii) the amount by which the aggregate amount of Principal Receivables plus amounts on deposit in the Excess Funding Account exceeds the Required Principal Balance on such day, and pay such funds to the Transferor.

Supplemental Indenture No. 7 to Master Indenture

(b)     Section 8.4 of the Master Indenture is hereby amended by inserting in clause (c) the phrase “or the aggregate amount of Principal Receivables plus amounts on deposit in the Excess Funding Account is less than the Required Principal Balance” immediately following the phrase “Specified Transferor Amount” where it appears therein.

(c)     Section 8.5 of the Master Indenture is hereby amended and restated in its entirety as follows:

Section 8.5     Shared Principal Collections.  From and after Certificate Trust Termination Date, on each Business Day, Shared Principal Collections may, at the option of Transferor, be applied (or held in the Collection Account for later application) as principal with respect to any Variable Interest or, so long as either no Series is in an Amortization Period or no Series that is in an Amortization Period will have a Principal Shortfall on the related Transfer Date (assuming no Early Amortization Event occurs), withdrawn from the Collection Account and paid to Transferor; and on each Transfer Date, (a) Servicer shall allocate Shared Principal Collections not previously so applied or paid to each applicable Principal Sharing Series, pro rata, in proportion to the Principal Shortfalls, if any, with respect to each such Series, and any remainder may, at the option of Transferor, be applied as principal with respect to any Variable Interest and (b) Servicer shall withdraw from the Collection Account and pay to Transferor any amounts representing Shared Principal Collections remaining after the allocations and applications referred to in clause (a); provided that, if, on any day the Transferor Amount (determined after giving effect to any transfer of Principal Receivables to the Trust on such day), is less than or equal to the Specified Transferor Amount, Servicer shall not distribute to Transferor any Shared Principal Collections that otherwise would be distributed to Transferor, but shall deposit such funds in the Excess Funding Account to the extent required so that the Transferor Amount equals the Specified Transferor Amount, provided further that, if on any day the aggregate amount of Principal Receivables plus amounts on deposit in the Excess Funding Account is less than the Required Principal Balance, Servicer shall, at the direction of Transferor, deposit any Shared Principal Collections that otherwise would be distributed to Transferor in the Excess Funding Account to the extent required so that the aggregate amount  of Principal Receivables plus amounts on deposit in the Excess Funding Account equals the Required Principal Balance.  Notwithstanding the foregoing, during any Amortization Period for any Series (other than a Variable Interest), Transferor may not apply Shared Principal Collections as principal with respect to any Variable Interest, unless such application of principal is made on any Transfer Date or related Distribution Date after the application of Shared Principal Collections pursuant to the various Indenture Supplements.

(d)     The definition of “Account” set forth in Annex A to the Master Indenture is hereby amended by inserting as the last sentence thereof the following:

2	Supplemental Indenture No. 7 to Master Indenture

“The term “Account” excludes any Transferred Account that is previously associated with a private label credit card account if the Transferred Account is a general purpose credit card account (including any co-branded account with a general purpose charging feature), unless the related co-branded program or general purpose credit card portfolio is an Approved Portfolio.”

(e)     The definition of “Collections” set forth in Annex A to the Master Indenture is hereby amended by inserting as the last sentence thereof the following:

“Collections shall include the amount of Interchange (if any) allocable to the Accounts in accordance with Section 5.1(l) of the Receivables Purchase Agreement.”

(f)     The definition of “Finance Charge Receivables” set forth in Annex A to the Master Indenture is hereby amended by inserting as the last sentence thereof the following:

“The amount of Interchange (if any) allocable to any Series shall be treated as Collections of Finance Charge Receivables with respect to such Series.”

(g)     The definition of “Transferor Amount” set forth in Annex A to the Master Indenture is hereby amended and restated in its entirety as follows:

“Transferor Amount” means, on any date of determination, the result of (a) the aggregate amount of Principal Receivables on such day, plus the principal amount on deposit in the Excess Funding Account on such day, minus (b) the sum of the Collateral Amounts with respect to all Series then outstanding plus (c) the principal amount on deposit in the Principal Accounts (as defined in the various Indenture Supplements) for each Series and Shared Principal Collections retained in the Collection Account pursuant to Section 8.5, in each case to the extent not deducted in calculating the Collateral Amount for the related Series.

(h)     Annex A to the Master Indenture shall be amended by inserting the following definition therein in appropriate alphabetical order:

“Interchange” means interchange fees payable to RPA Seller, in its capacity as credit card issuer, through VISA USA, Inc. and MasterCard International Incorporated and any other payment card network.

SECTION 2.     Conditions to Effectiveness.  This Supplemental Indenture shall become effective, as of the date hereof (the “Effective Date”), upon (i) receipt by each of the parties hereto of counterparts duly executed and delivered by each of the parties hereto and (ii) satisfaction of each of the conditions precedent described in Section 10.1(b) of the Master Indenture, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

3	Supplemental Indenture No. 7 to Master Indenture

SECTION 3.     Effect of Amendment; Ratification.  (a)  On and after the Effective Date, this Supplemental Indenture shall be a part of the Master Indenture and each reference in the Master Indenture to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Transaction Document to the Master Indenture shall mean and be a reference to the Master Indenture as amended hereby.

(b)     Except as expressly amended hereby, the Master Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 4.     Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS. EACH OF THE PARTIES TO THIS SUPPLEMENTAL INDENTURE HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 5.     Section Headings.  Headings used herein are for convenience of reference only and shall not affect the meaning of this Supplemental Indenture.

SECTION 6.     Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Supplemental Indenture by signing any such counterpart.  Delivery by facsimile or electronic transmission of an executed signature page of this Supplemental Indenture shall be effective as delivery of an executed counterpart hereof.  Each party agrees that this Supplemental Indenture may be electronically signed, and that any electronic signatures appearing on this Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

SECTION 7.     Trustee Disclaimer.  The Indenture Trustee shall not be responsible for the validity or sufficiency of this amendment, nor for the recitals contained herein.

[Signature Page Follows]

4	Supplemental Indenture No. 7 to Master Indenture

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MUFG UNION BANK, N.A., as Indenture Trustee

By: /s/ D. Amedeo Morreale
       Name:  D. Amedeo Morreale
       Title:  Vice President

WORLD FINANCIAL NETWORK CREDIT
CARD MASTER NOTE TRUST, as Issuer

By:      U.S. Bank Trust National Association, not in
            its individual capacity, but solely as Owner
            Trustee on behalf of Issuer

By: /s/ Mirtza J. Escobar
       Name:  Mirtza J. Escobar
       Title:  Vice President

S-1	Supplemental Indenture No. 7 to Master Indenture